Exhibit 99.1

corporate investor relations	CONTACT:	Charles F. Willis
1809 7th Ave., Suite 1414 Seattle, WA 98101		President and CEO
(206) 388-5785		(415) 275-5100
www.stockvalues.com
NEWS RELEASE

Willis Lease Finance Names Lee Beaumont Chief Operating Officer;
Don Nunemaker to Become General Manager of Leasing

SAUSALITO, CA – September 13, 2006—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today announced it has named Lee G. Beaumont, a 17 year veteran in the aerospace industry, Chief Operating Officer.  Don Nunemaker will become General Manager of Leasing, and Steve Oldenburg will become General Manager of Trading.

“As a result of our strategic planning process, we decided to make changes to our organizational structure to better prepare the company for the future.  These changes play to the strengths of our senior people and optimize our ability to tap their experience and talents,” said Charles F. Willis, President and CEO.  “Lee has an extensive experience in aviation and finance, as well as strong management and operational skills.  Don is extremely talented in leasing and will now be able to focus exclusively on managing our most important operation.  Steve will be building and expanding our equipment trading capabilities, a position for which his 28 years of experience in the industry make him exceptionally well qualified.  I am confident our new structure will improve productivity and facilitate future growth.”

“Willis Lease has an experienced and proven executive team.  Our initiatives to strategically redefine the organization will require some of our key managers to take on new challenges.  Working with this management team since joining the company makes me confident that they are ready and anxious to take Willis Lease to the next level,” said Beaumont.

“In my nine years with Willis Lease, we have expanded our lease portfolio five fold and more than doubled the size of our staff.  During this time our business has become much more complex.  Working with our sales, legal and technical teams is the area where I can be most effective, and frankly the part of the job which I most enjoy.  I am delighted to see Lee in his new position, and I believe he can add a lot of value to what we hope to accomplish in the future.  I look forward to working with him to expand our business opportunities,” Nunemaker said.

Formerly, Beaumont was a consultant to The Carlyle Group of Washington, DC.  Prior to his consulting assignment, he was with Standard Aero Limited for 17 years, including four years as President of their US subsidiary.  Under his leadership the company more than tripled its share of the engine remanufacturing market to 45% and generated more than $400 million in revenue.  A 1997 graduate of the Stanford Executive Program, Beaumont holds both Bachelor of Commerce and Bachelor of Sciences degrees from the University of Manitoba.  He is a member of the Canadian Institute of Chartered Accountants and has lectured at the University of Manitoba on computer accounting systems.

Nunemaker, who has been in the equipment leasing industry for more than 30 years, joined Willis Lease in 1997, and was instrumental in growing the equipment lease portfolio from $117 million to $579 million.  He holds an MBA from Indiana University.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

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Note:  Transmitted on BusinessWire on Sept.13, 2006, at 11:13 a.m. PDT.